Exhibit 4(m)

AMENDMENT NO. TWELVE
TO THE
ATMOS ENERGY CORPORATION
RETIREMENT SAVINGS PLAN AND TRUST
EFFECTIVE JANUARY 1, 1999

            WHEREAS, ATMOS ENERGY CORPORATION (the “Company”) has heretofore amended and restated the Atmos Energy Corporation Retirement Savings Plan and Trust Effective January 1, 1999 (the “Plan”) and thereafter has amended the Plan from time to time; and

            WHEREAS, pursuant to the provisions of Section 10.01 of the Plan, the Company desires to amend the Plan to reflect the service credit to be granted to certain former employees of TXU Gas Company and its affiliates resulting from the Company’s acquisition of substantially all the assets of TXU Gas Company, and to reflect certain other changes to the Plan, as hereinafter provided.

            NOW, THEREFORE, Atmos Energy Corporation does hereby amend the Plan, effective as of October 1, 2004, except as otherwise provided herein, as follows:

            1. Section 2.01(l) is amended by adding the following at the end of paragraph (1) of said Section:

            Those individuals shall include Former TXU Employees.

            2. Section 2.01(m) is amended by striking the last sentence of said Section and substituting in lieu thereof the following:

Said account shall include amounts transferred from the Southwestern Energy Company 401(k) Savings Plan (the “SEC Plan”) on behalf of ANG Employees which are attributable to after-tax contributions as provided for in Section 3.06 hereof and amounts attributable to after-tax contributions in rollover contributions made pursuant to Section 4.05 hereof.

            3. Article II is further amended by adding the following Section 2.01(ta) immediately after Section 2.01(t), as follows:

(ta)	FORMER TXU EMPLOYEE: An individual who (i) was an employee of TXU Gas Company or its affiliate on June 17, 2004, and (ii) either (a) accepted employment with an Employer by October 29, 2004, as a result of the acquisition of substantially all the assets of TXU Gas Company, and at the time of acceptance of employment or thereafter became an Employee of an Employer, or (b) was on military leave of absence on September 30, 2004, due to active duty service in the United States armed forces, but automatically became an Employee of an Employer on October 1, 2004, or (c) was on leave of absence (other than military leave) from TXU Gas Company or its affiliate on September 30, 2004, including medical (FMLA or otherwise), disability, salary continuation, sick leave, or other leave of absence which was approved by TXU Gas Company or its affiliate or was contemplated under its policies, and returns to work from such leave and becomes an Employee of an Employer by March 31, 2005.

            4. Section 2.01(ii) is amended, effective as of January 1, 1999, by striking said Section and substituting in lieu thereof the following:

(ii)	SERVICE: A Participant’s period of employment with an Employer or an Affiliate as determined in accordance with Sections 3.02 and 3.04 hereof.

            5. Section 3.01(c) is amended by adding the following at the end of said Section:

The Entry Date for Former TXU Employees who have completed one (1) year of Service as of their date of employment with an Employer shall be the first day of the first payroll period coincident with or immediately following their date of employment with an Employer.

            6. Section 3.02 is amended by adding the following new paragraph (d) at the end of said Section:

(d)	Service for Former TXU Employees. From and after October 1, 2004, Service for Former TXU Employees who become Employees on or after that date shall include years and partial years of service beginning on their credited service start dates under the TXU Thrift Plan, as in effect on September 30, 2004, (the “TXU Thrift Plan”) and ending on the date they become Employees.

            7. Sections 3.05(b)(2) and (3) are amended, effective as of April 1, 2005, by removing the words “a subaccount of” from each of said Sections.

            8. Section 3.06(b)(4) is amended, effective as of April 1, 2005, by striking said Section and substituting in lieu thereof the following:

(4)	All amounts transferred from the SEC Plan that are attributable to an ANG Employee’s employer matching contributions under the SEC Plan shall be held in the Employer Contribution Account established for such Employee under the Plan. The ANG Employee shall be 100% vested in said amounts, and all amounts contained therein may be invested immediately.

            9. Section 3.07(a) is amended, effective as of July 1, 2001, by striking the last sentence of said Section and substituting in lieu thereof the following:

For purposes of Section 3.02, LGS Employees and Employees who became employees of an Affiliate effective as of July 1, 2001, as a result of the Company’s acquisition from Citizens of certain of its assets associated with the Louisiana Gas Service operations shall be credited with Service equal to their service credited under the CUC 401(k) Employee Benefit Plan (the “Citizens Plan”).

            10. Section 3.08(a)(2) is amended, effective as of April 1, 2005, by striking said Section and substituting in lieu thereof the following:

(2)	All amounts transferred from the MVG Non-Union Plan that are attributable to an MVG Participant’s matching contribution account under the MVG Non-Union Plan shall be held in the Employer Contribution Account established for such Employee under the Plan. The MVG Participant shall be 100% vested in said amounts, and all amounts contained therein may be invested as soon as administratively possible in accordance with the procedures established by the Committee and communicated in writing to the MVG Participants.

            11. Article III is amended by adding the following Section 3.09 at the end of said Article:

            3.09 Special Rules for Former TXU Employees

(a)	All stock that is TXU Corp. stock received as part of an eligible rollover distribution from the TXU Thrift Plan, as provided for in Section 4.05, shall be held in a separate investment fund called the TXU Stock Fund established for a Former TXU Employee under the Plan. All amounts contained in the TXU Stock Fund may be invested in other investments as provided for in Section 7.05(f).

(b)	All outstanding loans of the Former TXU Employees under the TXU Thrift Plan that were received as part of eligible rollover distributions from the TXU Thrift Plan, as provided for in Section 4.05, shall be maintained and administered under Section 7.06 in accordance with the terms of said loans as in effect at the time of said receipt.

            12. Section 4.05(a) is amended by striking said section and substituting in lieu thereof the following:

(a)	With the approval of the Committee, a Participant who was a participant in another plan of deferred compensation which is qualified under Code Section 401(a) may contribute to this Plan a portion or all of the amount of any “distribution” received by him from such other plan. The qualified plans from which eligible rollover distributions may be received pursuant to this paragraph (a) are qualified plans described in Code Sections 401(a) or 403(a), annuity contracts described in Code Section 403(b) and eligible plans under Code Section 457(b) which are maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state. Any amounts so contributed shall be held in a subaccount of the Participant’s Employer Contribution Account, except that any amount so contributed that is attributable to after-tax contributions shall be separately accounted for in a subaccount under the Participant’s Employee Contribution Account. Such subaccount or subaccounts shall be 100% vested in the Participant, shall share in Income allocations in accordance with Section 5.02(a), but shall not share in Employer contribution allocations. Upon termination of employment, the total amount in such subaccount or subaccounts shall be distributed in accordance with Article VI. The term “eligible rollover distribution” is herein defined as any amount which, pursuant to Code Section 402(c)(4) may be transferred to this Plan.

            13. Section 4.07(c) is amended, effective as of April 1, 2005, by striking said Section and substituting in lieu thereof the following:

(c)	Amounts transferred pursuant to paragraph (a) or (b) above (i) that are attributable to a deferred income account under the MVG Union Plan shall be held in the Salary Reduction Contribution Account established under the Plan, and (ii) that are attributable to a matching contribution account under the MVG Union Plan shall be held in the Employer Contribution Account established under the Plan, and said amounts shall be 100% vested upon such transfer.

            14. Section 7.05(a) is amended, effective as of April 1, 2005, by striking said Section and substituting in lieu thereof the following:

(a)	In General. Notwithstanding the preceding provisions of this Article VII, a Participant or Beneficiary shall have the right, in accordance with the provisions of this Section 7.05, to direct the Trustee as to the investment of (i) his Salary Reduction Contribution Account, (ii) any amounts held in his Employer Contribution Account, and (iii) any amounts in his Employee Contribution Account either in the ESOP portion of the Plan, or in the Non-ESOP portion of the Plan which consists of various investment media comprising a Diversified Fund. In addition, a Participant or Beneficiary shall have the right, as of any Valuation Date, in accordance with the provisions of this Section 7.05, to direct the Trustee to reinvest, in the Non-ESOP portion of the Plan, any amount invested in Company Stock in the ESOP portion of the Plan. Such investment directions shall be made in accordance with procedures established by the Committee and the requirements of Department of Labor Regulations § 2550.404c-1(b)(2)(i)(A), or any successor thereto. Should a Participant or Beneficiary fail to provide the Trustee with the investment directions described herein as to any Salary Reduction Contribution, or rollover contribution, or other amounts (other than Discretionary Contributions) deposited in his Employer Contribution Account, or amounts deposited in his Employee Contribution Account, if any, such contribution or amount deposited shall be invested in the Diversified Fund which constitutes a balanced fund of equity and fixed income, as selected by the Trustee. The Trustee may decline to implement instructions by a Participant or Beneficiary which (i) would result in a prohibited transaction described in Code Section 4975 or ERISA Section 406 and which would generate income that would be taxable to the Plan, or (ii) are described in Department of Labor Regulations § 2550.404c-1(d)(2)(ii), or any successor thereto.

            15. Section 7.05 is further amended by adding a new subsection 7.05(f) at the end of said Section as follows:

(f)	TXU Stock Fund. Notwithstanding the foregoing provisions of this Section 7.05, a Participant for whom amounts are invested in the TXU Stock Fund provided for under Section 3.09(a) may direct that all or any portion of such amounts be invested in a Diversified Fund or in Company Stock in accordance with the procedures established by the Committee; however, no additional amounts may be invested in the TXU Stock Fund.

            IN WITNESS WHEREOF, the Company has caused this AMENDMENT NO. FOUR TO THE ATMOS ENERGY CORPORATION RETIREMENT SAVINGS PLAN AND TRUST EFFECTIVE JANUARY 1, 1999 to be executed in its name on its behalf 2004, effective as of the dates set forth herein.

ATMOS ENERGY CORPORATION
By:	/s/ ROBERT W. BEST
Robert W. Best
Chairman of the Board, President and Chief Executive Officer

TRUST COMMITTEE
By:	/s/ LAURIE M. SHERWOOD
Laurie M. Sherwood

By:	/s/ TOM S HAWKINS, JR.
Tom S. Hawkins, Jr.

By:	/s/ JOHN A. PARIS
John A. Paris

By:	/s/ WYNN D. MCGREGOR
Wynn D. McGregor

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